Exhibit (r)(2)

Monachil Capital Partners LP

CODE OF ETHICS

Adopted: April 2022 Revised: May 2022

I.	INTRODUCTION

The Adviser strongly believes high ethical standards are essential for the continuing success of the Adviser and to maintain the confidence of Clients and Investors. The Adviser also strongly believes its long-term interests are best served by adherence to the principle that the interests of the Clients must come first. The Adviser has a fiduciary duty to act solely for the benefit of its Clients. All personnel of the Adviser, including partners, officers, employees and Supervised Persons, must put the financial interests of the Adviser’s Clients before their own financial interests and must always act honestly and fairly in all respects in dealings with the Adviser’s Clients. Additionally, all personnel of the Adviser must comply with all federal securities laws and the rules and regulations promulgated thereunder, and where applicable, state and international securities laws.

In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain high ethical standards, and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent, among other things, improper personal trading by Access Persons, identifying conflicts of interest, and to provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code and the related restrictions on personal investing and other activities detailed herein is considered a basic condition of employment by the Adviser. The Adviser recognizes that certain personal activities or interests of a Supervised Person may have some connection to the Adviser’s activities or interests but involve little or no conflict of interest (e.g., charitable or civic activities). No attempt will be made to limit activities of this nature; rather the Adviser encourages involvement of its Supervised Persons in activities beneficial to the community.

However, certain interests or activities of Supervised Persons may involve a significant and actual or potential conflict with the interests or activities of the Adviser and/or its Clients or may give the appearance of a conflict even though no actual or potential conflict exists. Each Supervised Person must be alert to such conflicts of interest, potential or actual, and should scrupulously examine and avoid any such activity or situation in which personal behavior directly or indirectly conflicts, or may give rise to an appearance of conflict, with the interest of the Adviser or its Clients. If a Supervised Person has any doubt as to the propriety of an activity or how such an activity should be handled or interpreted under the Code, the Supervised Person must consult the CCO, who is charged with the administration of the Code. Further, Supervised Persons are strongly encouraged to alert the CCO to any ambiguities they identify in the Code so that the Adviser may correct any such ambiguities and better maintain an effective compliance program.

Any Supervised Person who engages in any behavior prohibited by the Code will be subject to immediate disciplinary action, which may include suspension or termination from the Adviser.

II.	DEFINITIONS

For the purposes of the Code, the following terms shall be defined as set forth below:

A.	Access Person shall mean any Supervised Person (i) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic. All directors, officers and partners of the Adviser are presumed to be Access Persons.

B.	Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. The Adviser defines “beneficial ownership” in the same manner as Rule 16a-1(a)(2) under the Exchange Act.

C.	Federal Securities Laws shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach Act, each as amended, any rules or regulations promulgated thereunder, the Bank Secrecy Act as it applies to funds and advisers, and any rules or regulations promulgated thereunder.

D.	Personal Account means any account in which an Access Person has any beneficial ownership, control, or ability to direct trades. The types of accounts that fit this definition are listed below.

E.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act, and additionally, includes any derivatives, commodities, debt and equity securities, ETFs that are formed as closed-end funds or unit investment trusts, public and private securities and options or forward contracts relating thereto. In addition, cryptocurrencies and digital assets, including without limitation, coins and tokens that are in fact deemed securities by the SEC or under applicable law, rule or regulation (collectively, “Digital Assets”), are Reportable Securities.

Reportable Securities do not include:

1.	Direct Obligations of the U.S. government;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”);

5.	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund; and

6.	Such other instruments that the CCO may designate from time to time and meet applicable regulatory requirements.

F.	Restricted Security means any security that is identified by the Adviser as restricted and placed on the Adviser’s restricted list (“Restricted List”). The Adviser may maintain one generally applicable Restricted List or multiple Restricted Lists applicable to certain identified parties or certain identified situations.

III.	APPLICABILITY OF THE CODE

Personal Accounts of Access Persons: The Code applies to all Personal Accounts of all Access Persons in which an Access Person could purchase or sell Reportable Securities. For the avoidance of doubt, Personal Accounts that could purchase or sell Reportable Securities, even if they do not currently hold any Reportable Securities, are covered by the Code. Personal Accounts covered by the Code include, but are not limited to, all brokerage accounts over which the Access Person has control of, or the ability to direct the trading in, such account, which may include IRA accounts, 529 college savings plan accounts, 401(k) accounts (both maintained at the Adviser and at former employers), and any other account in which an Access Person could purchase or sell, or direct the purchase or sale of, Reportable Securities. Generally, donor-advised funds “DAFs” are excluded from the definition of Personal Account provided the Access Person (1) would not be a beneficial owner of the DAF, and (2) would only be permitted to transfer securities into the DAF but would not have any ability to direct trades in the DAF.

Personal Account also includes an account maintained for:

A.	An Access Person’s spouse, or domestic partner (other than a legally separated or divorced spouse of the Access Person) and/or minor children;

B.	Any immediate family members of an Access Person that live in the Access Person’s household, provided, however, that an exemption may be granted by the CCO in an instance where the Supervised Person:

1.	Is a beneficiary of a certain family member’s account(s);

2.	Does not have access or discretion over the securities held in said account; and

3.	The account holder does not provide primary financial support to the Access Person.

C.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

D.	Any partnership, corporation, or other entity in which the Access Person has a 25% or greater beneficial interest or in which the Access Person exercises effective control;[1] and

E.	Any person with whom the Adviser shares common financial support. Such arrangements will be reviewed on a case-by-case basis by the CCO.

Further, the Code also applies to:

F.	Any account in which an Access Person has the ability to make or direct the trading in such account, including over an account of a family member or any other person or entity.

A comprehensive list of all Personal Accounts of each Access Person will be updated by Access Persons and will be maintained by the CCO. All Access Persons are encouraged to review the Personal Accounts they have on record with the Adviser on a regular basis to ensure that they are accurately reported in compliance with the Code.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

General: It is the responsibility of each Access Person to ensure that a particular transaction being considered for their Personal Account(s) is not subject to a restriction contained in the Code or otherwise prohibited by any applicable laws, such as anti-insider trading laws. All personal trading should be conducted with the utmost concern for the Adviser’s fiduciary responsibility to the Adviser’s Clients.

1 For the purposes of the Code, accounts of proprietary private entities advised by the Adviser, where Supervised Person ownership is greater than 25%, will be treated as a Client Account, rather than as a Personal Account of the Supervised Person.

Personal securities transactions may only be effected in accordance with the below listed:

A.	Knowledge of Restricted List by Access Persons Required: Access Persons should generally be aware of which securities are on the Adviser’s Restricted List at any given time. Access Persons should also be aware of the general prohibition on the trading of any such Restricted Security unless an express exception to such prohibition has been granted by the CCO or, in the case of the CCO, without the prior written approval of one of the Delegate (a “Pre-Trade Clearance Approval”). Trading in any security while in possession of MNPI regarding the issuer of such security is strictly prohibited, as is any other form of market manipulation, including, but not limited to, front running.

B.	Transactions in Reportable Securities; Pre-Trade Clearance Required: No Access Person may place an order for the purchase, sale or short sale of a Reportable Security in a Personal Account without Pre-Trade Clearance Approval.

C.	Transactions in Digital Assets: Access Persons need not seek Pre-Trade Clearance Approval for the purchase, sale or short sale of any Digital Asset.

D.	Private Placements/Investment Opportunities of Limited Availability: An Access Person may not acquire directly, or indirectly including through their spouse, a beneficial ownership in securities in a private placement of securities or investment opportunity of limited availability without Pre-Trade Clearance Approval. The CCO or a Delegate will take into account, when reviewing the request, whether the investment opportunity arose as a result of their position with the Adviser, or if the opportunity should be reserved for the Client. In relation to an investment made by an Access Person or other person affiliated with the Adviser into a fund managed by the Adviser, acceptance by the General Partner of such limited partner interest in the fund shall be deemed sufficient for purposes of prior written approval.

E.	Initial Public Offerings: An Access Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without first obtaining Pre-Trade Clearance Approval.

F.	Validity of Pre-Trade Clearance Approval: Unless noted otherwise in the Pre-Trade Clearance Approval, approvals of any pre-trade clearance request (“Pre-Trade Clearance Request”) will be valid for two complete trading days from the day on which such approval is granted and only for the transaction outlined in the Pre-Trade Clearance Request. For the avoidance of doubt, an approval granted on a Monday will be valid until the end of the trading day on Wednesday. Any deviations from the approved transaction and specified time period will require re-submission of a new Pre-Trade Clearance Request.

G.	Exceptions: Notwithstanding the foregoing, the CCO may, in their sole and final discretion, grant exceptions to one or more of the Code’s parameters or deny such exception.

V.	EXCEPTIONS FROM PRECLEARANCE AND/OR TRADING RESTRICTION PROVISIONS

In recognition of both (i) the de minimis and involuntary nature of certain transactions and/or (ii) the needs of some Access Persons to efficiently manage their personal financial affairs, purchases and sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise rights are not subject to the Pre-Trade Clearance and trading restriction requirement set forth above. The subsequent sale of a security obtained as a result of a merger, tender offer or exercise rights is subject to the restrictions above on personal trading (as seen under Section IV of this Code). Further, an Access Person does not need to pre-clear transactions in, or submit a report with respect to, securities held in accounts over which the Access Person has no direct or indirect influence or control; transactions effected pursuant to an automatic investment plan; or managed accounts. If an Access Person wishes to take advantage of this exception, he or she must provide the CCO with a written representation explaining his or her applicable exception with reasonable documentation. Determinations of the applicability of this exception will be at the sole discretion of the CCO.

VI.	REPORTING REQUIREMENTS FOR PERSONAL TRADING

A.	Quarterly Transaction Reports: All Access Persons must submit to the CCO within thirty (30) days of each calendar quarter-end, a report containing the material details of all transactions effected in their Personal Accounts in Reportable Securities during such quarter on a Quarterly Transaction Report. The CCO shall determine, in his or her sole discretion, what form of submission is required to satisfy this reporting requirement.

B.	New Accounts: All Access Persons must notify the CCO promptly when seeking to open a new Personal Account(s) in which any Reportable Securities are held or could be held.

C.	Disclosure of Security Holdings: All Access Persons must, within ten (10) calendar days of becoming an Access Person of the Adviser, submit to the CCO, a listing of all of the Personal Accounts, and all current specific holdings or Reportable Securities, which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person. On an annual basis thereafter, all Access Persons must report all of their Personal Accounts in which Reportable Securities are, or could be held, and all current specific holdings in Reportable Securities as of a date no more than forty-five (45) days prior to the date of such report. The CCO will determine, in his or her sole discretion, what form of submission is required to satisfy this reporting requirement, which may include the submission of personal account brokerage statements that include all such required holdings information.

D.	Exception to Reporting Requirements: An Access Person does not need to submit a report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control. Additionally, a report is not required with respect to transactions effected pursuant to an automatic investment plan. If an Access Person wishes to take advantage of this exception, he or she must provide the CCO with a written representation to the effect that the Access Person will not have any direct or indirect trading authority, influence or control over the account. Determinations of direct or indirect trading authority, influence or control will be at the sole discretion of the CCO.

VII.	MONITORING AND REVIEW

A.	Suspected Violations: All Supervised Persons must promptly report any suspected violations of the Code to the CCO.

B.	Transactions Subject to Review: Reportable Securities transactions reported on the Personal Account statements will be reviewed and compared against any Pre-Trade Clearance Requests by the CCO to confirm executed trades in Reportable Securities were pre-cleared pursuant to the Code.

VIII.	GIFTS AND BUSINESS ENTERTAINMENT

To address conflicts of interest that may arise when a Supervised Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain forms of business entertainment. Specifically, the Adviser will monitor for its Supervised Persons: (i) the nature, frequency, and value of the gifts received or given; and (ii) the nature, frequency and value of certain types of business entertainment that is received or given.

A.	Gifts

A gift shall include any physical or tangible item given or received, any favor, special accommodation, or other items of value, and also includes entertainment events where the giver of the event is not present. Examples include, but are not limited to, holiday food baskets, liquor and wine, tickets to sporting events and concerts (unaccompanied by the provider), electronics, calendars, and clothing.

Gifts Policy: Supervised Persons must report any gift, and may not retain or give such gift, that, in the Supervised Person’s good faith estimate, has a value that exceeds one hundred dollars ($100.00) (individually or in the aggregate for the year), without first obtaining written approval from the CCO. This policy includes gifts to or from any existing (or prospective) third-party investors, brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser. Notwithstanding the foregoing, Supervised Persons should use their best judgment to determine whether a gift donor is attempting to influence the Supervised Person’s judgment or decision making. If a Supervised Person determines that a gift donor is attempting to influence the Supervised Person in such a manner, the Supervised Person should immediately report the donor’s actions to the CCO, regardless of the value of the donor’s gift to the Supervised Person. Multiple gifts, each worth less than one hundred dollars ($100), from a single gift donor, may be excessive and considered an attempt to influence a Supervised Person and should be reported.

Gifts between Supervised Persons: Gifts can be given or received between one Supervised Person and another Supervised Person if appropriate (e.g., customary occasions). If a gift is given or received between one Supervised Person and another Supervised Person as an attempt to control or influence a Supervised Person, that gift must be reported to the CCO.

ERISA: A Supervised Person may not give any gift of any amount to any existing (or prospective) ERISA Fiduciary that does business with, or is reasonably likely to conduct business with, or on behalf of, the Adviser.

Solicited Gifts: No Supervised Person may use his or her position with the Adviser to solicit a gift for a Supervised Person from (i) any existing or prospective outside investors, or (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser, where such gift was intended to provide favorable treatment by the Adviser or the Supervised Person in return for the gift.

Cash Gifts: No Supervised Person may give or accept cash gifts or cash equivalents to or from (i) any existing or prospective outside investors, or (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser.

Note on Estate Planning: A Supervised Person may make a gift to an estate or accept a gift from an estate (directly or through a trust), and such gifts are exempt from this policy.

The Foreign Corrupt Practices Act (“FCPA”): The FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government, may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government, or a foreign political party, may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Adviser and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

CCO Discretion: The CCO, in his or her sole discretion, may determine that a gift is deemed excessive and/or may compromise the integrity, reputation, or objectivity of the Adviser or any of its Supervised Persons. In such cases, the CCO may direct that the gift be returned to the party giving the gift or may deny the Supervised Person’s request to give the gift. Gifts received that are deemed as such may be, at the request or clearance of the CCO, given to a designated charity, or the CCO may direct the Supervised Person to reimburse the amount given.

A.	Business Entertainment

Generally, Supervised Persons may provide or accept business entertainment events of reasonable value, including travel and accommodations, so long as the person(s) or entity/entities providing the entertainment are present. Such entertainment includes, but is not limited to, sporting events, concerts, theatre events, movies, and dinner events.

Business entertainment should be valued at the higher of the cost or prevailing “market” value, exclusive of the tax and delivery or service charges. For example, if a Supervised Person obtained tickets to a sporting event in the secondary market (e.g., ticket broker), the value of such tickets would be the higher cost paid to the ticket broker, not the actual face value of the ticket.

A Supervised Person must exercise his or her best judgment when giving or receiving business entertainment to avoid giving or receiving business entertainment that may compromise the Adviser’s integrity, reputation, or objectivity. If you have any questions regarding the giving or receiving of business entertainment, please contact the CCO.

ERISA: A Supervised Person may not give any business entertainment of any amount to any existing (or prospective) ERISA Fiduciary that does business with, or is reasonably likely to conduct business with, or on behalf of, the Adviser.

Solicited Business Entertainment: No Supervised Person may use his or her position with the Adviser to solicit entertainment from (i) any existing or prospective outside investor, or (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser, where such entertainment was intended to provide favorable treatment by the Adviser or a Supervised Person in return for the entertainment.

Extravagant Entertainment: No Supervised Person may provide or accept extravagant or excessive business entertainment to or from (i) any existing or prospective outside investors and (ii) brokers, vendors, or service providers that conduct business with, or are reasonably likely to conduct business with, or on behalf of, the Adviser. The determination as to what is “extravagant” or “excessive” will be made by the CCO in his or her sole discretion.

CCO Discretion: The CCO in their sole discretion, may determine that entertainment has been abused, undertaken for an improper purpose, is deemed excessive and/or may compromise the integrity, reputation, or objectivity of the Adviser or any of its Supervised Persons. In such cases, the CCO may direct any amount in excess of the limit to be reimbursed to the party providing the entertainment or to a designated charity.

B.	Gifts and Business Entertainment Record Keeping

The CCO will maintain records of any gifts and/or business entertainment so reportable under this Code.

IX.	POLITICAL CONTRIBUTIONS

A.	Policy

No Supervised Person may make a contribution to any elected official (or candidate for the official’s position) or make a payment to a political party of a state or locality, or a national political party (or organization thereunder that will channel funds to the party of a state or locality) without the prior written approval of the CCO (“Political Contribution Pre-Clearance”).

To the extent that the Adviser provides or anticipates providing advisory services, directly or indirectly, to any pension plan that is run by a state or local government or any instrumentality thereof (referred to generally herein as a "public plan"), the activities of the Adviser and its personnel may be subject to Rule 206(4)-5 under the Advisers Act (the "Pay-to-Play Rule") in addition to any applicable state or local “pay-to-play” laws, rules or regulations. The political contributions policies and procedures herein (these “Political Contributions Procedures”) are modeled after the Pay-to-Play Rule, which applies to the Adviser's activities regarding public plans throughout the country. These Political Contributions Procedures are supplemented by any applicable requirements of state or local law, or other applicable guidelines to the Adviser by virtue of its activities regarding public plans.

These Political Contributions Procedures supersede any conflicting or inconsistent provision in the Compliance Manual.

B.	POLICY OVERSIGHT

The CCO shall be responsible for the implementation and enforcement of these Political Contributions Procedures, and any questions concerning these procedures should be directed to the CCO.

C.	Limitations on Political Contributions

1.	“Covered Associate” means any general partner, managing member or executive officer or other individual with a similar status or function; any employee who solicits a government entity for the investment adviser and any person who supervises, directly or indirectly, such employee; and any Political Action Committee (“PAC”) controlled by the Adviser or by any person otherwise described in this definition. The CCO shall maintain a list of all Covered Associates and shall inform such persons of the restrictions that apply to them. Such list will be updated as needed.

2.	The Adviser and its Covered Associates are prohibited from making any contributions to any elected official with authority or influence regarding a public plan's selection of an adviser or investment pool.

3.	Covered Associates are prohibited from making any contribution in excess of three hundred and fifty dollars ($350) per election per candidate for whom the contributor is entitled to vote and in excess of one hundred and fifty dollars ($150) per election per candidate for whom the contributor is not entitled to vote.

4.	Political Contributions Pre-Clearance: All Supervised Persons must receive Political Contribution Pre-Clearance prior to making any political contribution. Such pre-clearance requests may be approved or denied in the CCO’s discretion and may be denied if the CCO has insufficient time to make an informed final decision as to the request before the intended donation date.

5.	Ban on Use of Unregistered Third Parties to Solicit Public-Plan Clients: Neither the Adviser nor its Covered Associates shall provide or agree to provide, directly or indirectly, payment to any third party to solicit public plan clients for investment advisory services on behalf of the Adviser or such Covered Associates, other than SEC-registered broker-dealers or SEC-registered investment advisers that are themselves subject to the Pay-to-Play Rule.

6.	No Solicitation or Coordination of Contributions: The Adviser and its Covered Associates are prohibited from soliciting or organizing other persons or PACs to make contributions to elected officials in a position to influence the selection of the Adviser or to political parties in the state or locality where the Adviser is providing or seeking public-plan business.

D.	ADDITIONAL REQUIREMENTS

1.	Ban on Circumvention through Indirect Contributions: The Adviser and its Covered Associates are prohibited from doing anything indirectly which, if done directly, would violate the Pay-to-Play Rule. Therefore, the Adviser and its Covered Associates are prohibited from using any third party, including but not limited to third-party solicitors, attorneys, family members or companies affiliated with the Adviser to make contributions that would violate the Pay-to-Play Rule.

2.	Screening of Newly Hired or Promoted Supervised Persons: The Adviser is prohibited from hiring a new Supervised Person or promoting an existing Supervised Person from non-covered to Covered Associate if the Supervised Person's job functions: (i) include solicitation of advisory business and such Supervised Person has made a prohibited contribution within two years before being hired or promoted; or (ii) does not include solicitation of advisory business and such Supervised Person has made a prohibited contribution within six months before being hired or promoted.

a.	Prior to extending an offer of employment or promotion to any person whose prospective duties with the Adviser would result in him or her being a Covered Associate, the Adviser's CCO shall obtain from that person a list of any and all contributions by that person during the previous two years or six months, as applicable. The CCO shall determine what, if any, impact the Covered Associate’s listed contributions would have on the Adviser's existing and potential business with public plan clients and shall inform the Adviser's senior management of such potential impact prior to the extension of any offer of employment to such person.

3.	No Compensation for Advisory Services After Prohibitive Contribution: If the Adviser or any of its Covered Associates violate any of the prohibitions or limitations on contributions described herein, the Adviser will be prohibited, pursuant to the Pay-to-Play Rule, from receiving compensation for advisory services from such public plan for two years after such prohibited contribution. This is known as the "two-year time-out" provision. The Adviser may have a fiduciary duty to continue providing advisory services to the public plan until such time as the public plan is able to replace the advisor.

a.	Exception: The Adviser may also qualify for an exception from the two-year time-out provision if a Covered Associate has made a contribution that inadvertently triggered the two-year time-out and: (a) the contribution was three hundred and fifty ($350) or less per election and was made to an official for whom the contributor was not entitled to vote; (b) the Adviser discovered the contribution within four months of it having been made; and (c) within sixty (60) days of discovery, the contributor obtained the return of the contribution. The Adviser is prohibited from claiming this exception more than two times per twelve-month period, and no more than once for each Covered Associate regardless of time period.

E.	Recordkeeping Requirements

The Adviser is required to maintain records as to: (i) the names, titles, businesses, and residential addresses of its Covered Associates; (ii) contributions made by the Adviser and its Covered Associates to government officials (including candidates), state or local political parties and PACs; and (iii) public-plan clients and investors in pooled investment vehicles to which the Adviser has provided advisory services within the past five (5) years. Additionally, the Adviser is required to maintain records of the compensation it has paid to SEC registered broker-dealers and advisers for the solicitation of public plan clients or public-plan investors in pooled investment vehicles managed by the Adviser.

F.	Limited Application to Registered Investment Companies

The Pay-to-Play Rule generally applies with respect to public-plan investments in pooled investment vehicles managed by the Adviser. The rule's application to registered investment companies, however, is limited to those registered investment companies that are listed as investment options of a government-sponsored 529 plan or similar plan that is participant-directed.

G.	Other Applicable Laws, Rules and Regulations

In addition to the Pay-to-Play Rule, the CCO shall be responsible for ensuring that the Adviser is in compliance with any laws, rules or regulations in the state or municipality in which a public plan is located, and any internal guidelines or requirements of the public plan itself that relate to pay-to-play practices (e.g., an outright ban on the use of third-party placement agents).

X.	CONFLICTS OF INTEREST: MANAGEMENT OF NON-ADVISER CLIENT ACCOUNTS, OUTSIDE BUSINESS ACTIVITIES AND BOARD POSITIONS

The Adviser has instituted certain policies that limit and, in some cases, prohibit, a Supervised Person from engaging in certain outside business activities during the term of employment with the Adviser. These polices have been adopted to eliminate or substantially reduce the number of actual and potential conflicts of interest between the interests of the Supervised Persons and the Adviser’s Clients.

A.	Conflicts of Interest, Generally

All Supervised Persons must report all potential conflicts of interest to the CCO. Potential conflicts include, but are not limited to, board positions, other affiliations with non-adviser entities, and affiliations that Supervised Person’s family members have with asset management firms or other firms that the Adviser may do business with. Upon hire, Supervised Persons must inform the CCO of any existing third-party manager or trustee arrangements as described above to which they are party. The CCO will review them and may limit or prohibit the Supervised Person’s participation.

B.	Prohibited Activities

Supervised Persons are prohibited from:

1.	Managing accounts for third parties who are not Clients of the Adviser;

2.	Managing accounts for third parties who are Clients but such management by the Supervised Person is being done outside their specific duties as a Supervised Person of the Adviser; and/or

3.	Serving as a trustee for third parties unless CCO pre-clears the arrangement and finds that the arrangement would not harm any of the Adviser’s Clients or create a potential conflict of interest.

C.	Outside Business Activities

Supervised Persons are not allowed to engage in “outside business activities” without the prior written consent of the CCO. Any remuneration offered to or received by any Supervised Person for any activities outside the Supervised Person’s duties for the Adviser must be reported to the CCO.

Outside Business Activities include, but are not limited to, outside directorship or officership in another company, a partnership, a consultancy, service or employment relationship with any entity, or a financial interest as a principal, licensor, shareholder (excluding however, ownership of five (5) percent or less of any class of the outstanding securities of any corporation the stock of which is listed for trading on any securities exchange or traded in the over-the-counter market or in an open-end fund) or similar equity or profit participant in another business. Outside Business Activities also include any loan or other financial transaction with any portfolio company or investment or any employee or affiliate thereof.

The CCO will periodically monitor the outside business activities of Supervised Persons.

D.	Service on Boards

A Supervised Person may not serve as a director (or similar position) on the board or a member of a creditors’ committee of any company, including portfolio companies, not-for-profits and advisory boards, unless the Supervised Person has received prior written approval from the CCO. Such approval will be contingent on satisfaction by the CCO that such service would not be in conflict with the interest of any Client of the Adviser.

XI.	RECORDKEEPING OF THE CODE OF ETHICS

The CCO will keep in an easily accessible place for at least five (5) years copies of the Code, all periodic statements and reports of Supervised Persons, copies of all pre-clearance requests, records of violations and actions taken, acknowledgements and other memoranda relating to the administration of the Code.

The CCO will maintain a list of all Supervised Persons.

The requirements of this section may be satisfied by keeping the records in an easily accessible electronic database.

XII.	OVERSIGHT OF THE CODE OF ETHICS

A.	Acknowledgment

The CCO will make available a copy of the Code of Ethics to all Supervised Persons. The CCO will distribute a copy of the Code to all Supervised Persons upon hire and upon the issuance of an amendment thereto. All Supervised Persons are required initially upon hire, and upon the issuance of an amendment to the Code, to sign and acknowledge receipt of the Adviser’s Manual, which includes the Code, and to complete those accurately. Should any information become inaccurate at any time, the Supervised Person shall promptly notify the Adviser.

B.	Review of Transactions

Supervised Persons will have the transactions of their Personal Accounts reviewed on a regular basis and compared with transactions for Client accounts and against the Adviser’s restricted lists. Any Supervised Person whose transactions are believed to be a violation of the Code will be reported promptly to the management of the Adviser or CCO.

C.	Sanctions

The Adviser’s management, with the advice of internal and external legal counsel at its discretion, will consider reports made to them, and upon determining that a violation of the Code has occurred, may impose sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, but are not limited to, suspension or termination of trading privileges, disgorgement of profits, suspension or termination of employment, and/or criminal or civil penalties (as determined by the relevant legal authority).

D.	Authority to Exempt Transactions

The CCO has the authority to exempt any Supervised Person or any personal securities transactions of a Supervised Person from any or all provisions of the Code if the CCO determines, after a thorough review of the circumstances, that such exemption would not be against any interests of a Client and in accordance with applicable law.

E.	ADV Disclosure

The Form ADV of the Adviser (i) describes the Code in Item 11 of Part 2A, and (ii) the CCO will provide a copy of the Code to any Client or prospective Client upon request.

XIII.	CONFIDENTIALITY

All reports of Access Persons’ personal securities transactions and any other information filed pursuant to the Code will be treated as confidential to the extent permitted by law.